Exhibit 99.1

G&K Services Announces Further Expense Reductions to Address Continued Weak Economic Conditions

Workforce Reduction Eliminates 460 Positions

MINNEAPOLIS--(BUSINESS WIRE)--January 9, 2009--G&K Services, Inc. (NASDAQ:GKSR), a market leader in branded identity apparel programs and facility services, today announced that it reduced its North American workforce by approximately 340 positions and also eliminated approximately 120 currently open positions. These steps further adjust the company's cost structure in response to lower customer volumes and the expectation of continued weakness in near-term economic conditions. The company noted that these actions will not impact the company's continued focus on providing excellent service to customers.

"While decisions to eliminate jobs are difficult, we've taken additional actions to further streamline our operating costs," said Richard Marcantonio, G&K's chairman and chief executive officer. "As we've stated before, we continue to manage our cost structure, realign staffing and control non-revenue generating expenditures in advance of increasingly difficult economic conditions. Our strong balance sheet, cash flow and business model, combined with these additional proactive actions, strengthens our position during this economic downturn as we continue to execute our strategic plan to emerge an even stronger company when economic conditions improve."

As a result of the workforce reduction announced today, the company anticipates annual savings of approximately $14.0 million. The company will realize partial savings in its fiscal 2009 third quarter due to reduced compensation costs, offset by severance and outplacement expenses. Moving forward, the company expects to realize the full positive quarterly savings, beginning in its fiscal 2009 fourth quarter.

Today's announcement does not have a financial impact on the company's fiscal 2009 second quarter results ended December 27, 2008. The company's fiscal 2009 second quarter earnings release and conference call are scheduled for Tuesday, January 27, 2009, at which time the company will discuss its financial results for the second quarter and provide further details on today's announcement.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2008.

About G&K Services, Inc.

G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, G&K Services has approximately 9,500 employees serving more than 175,000 customers from over 170 facilities in North America and Europe. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor's SmallCap 600 Index. For more information on G&K Services, visit the company's website at www.gkservices.com.

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Senior Vice President and Chief Financial Officer
Shayn R. Carlson, 952-912-5500
Director of Investor Relations